Exhibit 10.5

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

OF

ESB FINANCIAL CORPORATION

AND

ESB BANK

EFFECTIVE AS OF NOVEMBER 20, 2007

ii

iii

AMENDED AND RESTATED SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

ARTICLE I

PURPOSE; EFFECTIVE DATE

The purpose of this Amended and Restated Supplemental Executive Retirement Plan (hereinafter referred to as the “Plan”) is to provide supplemental retirement and death benefits for certain key employees of ESB Financial Corporation (the “Company”), ESB Bank (the “Bank”), and any affiliated or subsidiary corporations of the Company designated by the Board.  It is intended that the Plan will aid in retaining and attracting employees of exceptional ability by providing them with these benefits.  This Plan as amended and restated shall be effective as of November 20, 2007.

INTRODUCTION

The Company and the Bank previously entered into a certain Supplemental Executive Retirement Plan effective as of February 22, 2001, which was subsequently amended and restated effective as of November 21, 2006 (the “Prior SERP”).  This Plan amends and restates the Prior SERP in its entirety as hereinafter set forth in order to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), including the final regulations issued by the Internal Revenue Service in April 2007, with none of the benefits payable under this Plan to be deemed grandfathered for purposes of Section 409A of the Code.  The Plan has been and shall continue to be operated in compliance with Section 409A of the Code.  The provisions of the Plan shall be construed to effectuate such intentions.

ARTICLE II

DEFINITIONS

For the purposes of this Plan, the following terms shall have the meanings indicated, unless the context clearly indicates otherwise:

2.1           Adjusted Retirement Percentage.  “Adjusted Retirement Percentage” means the Target Retirement Percentage multiplied by a fraction, the numerator of which is the Participant’s Years of Credited Service, not to exceed twenty (20), and the denominator of which is twenty (20).  The Adjusted Retirement Percentage shall be rounded to four (4) decimal places.

2.2           Beneficiary.  “Beneficiary” means the person(s) or entity(ies) entitled under Article VI to receive any Plan benefits payable after a Participant’s death.

2.3           Board.  “Board” means the Board of Directors of Company.

2.4           Change in Control.  “Change in Control” shall mean a change in the ownership of the Company or the Bank, a change in the effective control of the Company or the Bank or a change in the ownership of a substantial portion of the assets of the Company or the Bank, in each case as provided under Section 409A of the Code and the regulations thereunder.

2.5           Committee.  “Committee” means the Committee appointed to administer the Plan pursuant to Article VII.

2.6           Compensation.  “Compensation” means the salary paid to or accrued for a Participant during the calendar year, before reduction for amounts deferred under any other salary reduction program, plus cash bonuses paid to or accrued for a Participant during the calendar year.  Compensation does not include expense reimbursements, any form of non-cash compensation or benefits other than salary and cash bonuses.  When salary is deferred in one year and then paid in a subsequent year, the payment of the previously deferred salary shall not be included in Compensation in the year that it is paid.

2.7           Deferred Retirement Date.  “Deferred Retirement Date” means the first day of the month coincident with or next following the date of the Participant’s Separation from Service subsequent to the Participant’s Normal Retirement Date for any reason other than death or Disability.

2.8           Disability.  “Disability” means the Participant (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Employer.

2.9           Early Retirement Date.  “Early Retirement Date” means the date on which a Participant has a Separation from Service from the Employer for any reason other than death or Disability if it occurs after the first day of the month coincident with or next following the Participant’s attainment of age fifty (50) and completion of twelve (12) Years of Credited Service, but prior to his Normal Retirement Date.  “Early Retirement Date” shall also mean the date on which the Participant has a Separation from Service from the Employer for any reason other than death or Disability if either (a) at the time of such termination the sum of the Participant’s Years of Credited Service (including partial years) and age equals at least sixty-two (62), or (b) such Separation from Service occurs within twenty-four (24) months after a Change in Control.

2.10           Employer.  “Employer” means the Company, or any successor to the business thereof, and any affiliated or subsidiary corporations designated by the Board.  The Company hereby designates ESB Bank as an Employer for purposes of this Plan.

2.11           ERISA.  “ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

2.12           Exchange Act.  “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.13           Final Average Compensation.  “Final Average Compensation” means the Participant’s Compensation during the last three (3) consecutive full calendar years of employment  with the Employer immediately preceding the date of termination divided by three (3).  Compensation earned after the Participant’s Normal Retirement Date shall be included only if it increases Final Average Compensation.

2.14           Normal Retirement Date.  “Normal Retirement Date” means the first day of the month coincident with or next following the Participant’s attainment of age sixty-five (65).

2.15           Participant.  “Participant” means any individual who is participating or has participated in this Plan as provided in Article III.

2.16           Retirement.  “Retirement” means a Participant’s Separation from Service from the Employer at the Participant’s Early Retirement Date, Normal Retirement Date or Deferred Retirement Date.

2.17           Separation from Service.  “Separation from Service” means a termination of a Participant’s services (whether as an employee or as an independent contractor) to the Company and the Bank.  Whether a Separation from Service has occurred shall be determined in accordance with the requirements of Section 409A of the Code based on whether the facts and circumstances indicate that the Company, the Bank and the Participant reasonably anticipated that no further services would be performed after a certain date or that the level of bona fide services the Participant would perform after such date (whether as an employee or as an independent contractor) would permanently decrease to no more than twenty percent (20%) of the average level of bona fide services performed (whether as an employee or an independent contractor) over the immediately preceding thirty-six (36) month period.

2.18           Spouse. “Spouse” means a Participant’s wife or husband who is lawfully married to the Participant at the time of the Participant’s death.

2.19           Supplemental Retirement Benefit.  “Supplemental Retirement Benefit” means the benefit determined under Article V of this Plan.

2.20           Target Retirement Percentage.  “Target Retirement Percentage” means the percentage of Final Average Compensation which will be used as a target to arrive at the amount of the Supplemental Retirement Benefit actually payable to a Participant.  This target percentage shall equal twenty-five percent (25%).

2.21           Year of Credited Service.  “Year of Credited Service” means a year in which an employee works one thousand (1,000) or more hours.

ARTICLE III

PARTICIPATION AND VESTING

3.1           Eligibility and Participation.

(a)           Eligibility.  Eligibility to participate in the Plan shall be limited to those employees of the Employer who are designated by the Board.

(b)           Participation.  An employee’s participation in the Plan shall be effective upon notification of the employee of his status as a Participant by the Committee.  Participation in the Plan shall continue until such time as the Participant terminates employment with the Employer, and as long thereafter as the Participant is eligible to receive benefits under this Plan.

3.2           Change in Employment Status.  If the Board determines that a Participant’s employment performance is no longer at a level which deserves reward through participation in this Plan, but does not terminate the Participant’s employment with the Employer, participation herein and eligibility to receive benefits hereunder shall be limited to the Participant’s vested interest in such benefits as of the date designated by the Board.

3.3           Vesting.  Each Participant shall be one hundred percent (100%) vested in all benefits that are accrued for his benefit under this Plan as of the date(s) of such accrual(s).  For example, when a Participant satisfies the criteria to be eligible for Early Retirement, he shall be 100% vested in his Early Retirement Benefit.

ARTICLE IV

PRE-RETIREMENT SURVIVOR BENEFIT

4.1           Pre-Retirement Survivor Benefit.  If a Participant dies while employed by the Employer, the Employer shall pay a supplemental survivor benefit to the Participant’s Beneficiary(ies).  The amount of this benefit shall be equal to the present value of the accrued Supplemental Retirement Benefit.  Present value shall be calculated using a discount rate equal to five percent (5%) simple interest per annum.

4.2           Payment of Benefits.

(a)           Form and Commencement of Benefit Payments.  The supplemental survivor benefits payable under this Article IV shall be paid in the form of one lump sum payment paid as soon as administratively possible but not later than March 15 in the year following the year in which the Participant died.

(b)           No Commutation of Benefits.  The supplemental survivor benefit may be paid only in the form of a lump sum payment.

ARTICLE V

SUPPLEMENTAL RETIREMENT BENEFITS

5.1           Normal Retirement Benefit.  If a Participant has a Separation from Service on the Normal Retirement Date, the Employer shall pay to the Participant an annual Supplemental Retirement Benefit equal to the Adjusted Retirement Percentage multiplied by the Participant’s Final Average Compensation.  The annual Supplemental Retirement Benefit shall be paid for ten (10) years as set forth in Section 5.6(a), unless a Participant elects a different form of payment pursuant to Section 5.7 below.

5.2           Deferred Retirement Benefit.  If a Participant has a Separation from Service at a Deferred Retirement Date, the Employer shall pay to the Participant an annual Supplemental Retirement Benefit equal to the Adjusted Retirement Percentage multiplied by the Participant’s Final Average Compensation.  The annual Supplemental Retirement Benefit shall be paid for ten (10) years as set forth in Section 5.6(a), unless a Participant elects a different form of payment pursuant to Section 5.7 below.

5.3           Early Retirement Benefit.  If a Participant has a Separation from Service at an Early Retirement Date, the Employer shall pay to the Participant an annual Supplemental Retirement Benefit equal to the Adjusted Retirement Percentage multiplied by the Participant’s Final Average Compensation, subject to adjustment as set forth below.  The annual Supplemental Retirement Benefit shall be paid for ten (10) years as set forth in Section 5.6(a), unless a Participant elects a different form of payment pursuant to Section 5.7 below.  Unless the Participant has twenty (20) Years of Credited Service or terminates his employment with the Employer within twenty four (24) months following a Change in Control, the above Early Retirement Benefit shall be reduced by three and one-third percent (3.3333%) for each year by which the benefit commencement date precedes the Participant’s sixty-fifth (65th) birthday.  This percentage shall be prorated for partial years.

5.4           Disability Retirement Benefit.  If a Participant has a Separation from Service prior to Retirement as a result of Disability, the Employer shall pay to the Participant an annual Supplemental Retirement Benefit commencing on the date specified in Section 5.6(b) equal to the amount the Participant would have received at such time under the Normal Retirement provisions of this Article, unless a Participant elects a different form of payment pursuant to Section 5.7 below.  For purposes of this calculation, Years of Credited Service shall continue to accrue during the period of Disability and the Participant’s Final Average Compensation shall be based only on the amounts earned during the twelve (12) months prior to Disability if this provides the Participant with a greater benefit.

5.5           Change in Control Benefit.  Upon the occurrence of a Change in Control, the Employer shall pay to each Participant an annual Supplemental Retirement Benefit equal to the Adjusted Retirement Percentage multiplied by each Participant’s respective Final Average Compensation.  The annual Supplemental Retirement Benefit shall be paid for ten (10) years commencing on the first day of the month following the date of the Change in Control, unless a Participant elects a different form of payment pursuant to Section 5.7 below.

5.6           Payment of Benefits.

(a)           Form of Benefit Payments.  Supplemental Retirement Benefits paid under this Plan shall be paid in the form of a ten (10) year annuity, unless a Participant elects a different form of payment pursuant to Section 5.7 below.  If a Participant dies prior to the completion of the ten (10) year payment period, any remaining payments will be made to the Participant’s Beneficiary or estate.

(b)           Commencement of Benefit Payments.  The Supplemental Retirement Benefits payable to a Participant under the Normal, Deferred or Early Retirement provisions of this Article shall commence on the later of (i) the first day of the month following the lapse of six months after the Participant’s Normal, Deferred or Early Retirement Date, or (ii) the January first immediately following the date of the Participant’s Separation from Service.  The Supplemental Retirement Benefits payable to a Participant under the Disability provisions of this Article shall commence on the first day of the month following the lapse of six months after a Participant’s Disability, but not earlier than the January first following the Participant’s attaining of age sixty-five (65).

(c)           No Commutation of Benefits.  Supplemental Retirement Benefits may be paid only in the form of a ten (10) year annuity, except as provided in Article IV and except for any elections made pursuant to Section 5.7 below.

5.7           Alternative Form of Payment.

(a)           General.  In lieu of receiving Supplemental Retirement Benefits in the form of a ten (10) year annuity, a Participant may elect to receive his or her Supplemental Retirement Benefits upon the occurrence of one or more specified payment events in the form of a lump sum distribution equal to the Actuarial Equivalent (as defined below) of the Participant’s Supplemental Retirement Benefits payable under this Plan upon such event.  Any new payment elections made by a Participant on or after January 1, 2005 shall be made in accordance with this Section 5.7.  If a Participant elects a form of payment upon more than one payment event, then the first payment event that occurs shall govern how the payment is made.  For purposes of this Plan, “Actuarial Equivalent” shall be determined based upon the applicable federal rate as published by the Internal Revenue Service under Section 1274(d) of the Code for the month in which the applicable payment event occurs.

(b)           Prior Elections.  Any payment elections made by a Participant before January 1, 2005 shall continue in effect until such time as the Participant makes a subsequent payment election pursuant to either Section 5.7(c) or Section 5.7(d) below and such payment election becomes effective as set forth below.  If no payment election was previously made, then the current payment election shall be deemed to be a ten (10) year annuity payable as set forth in Sections 5.1 through 5.6 above.

(c)           Transitional Elections.  On or before December 31, 2008, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Committee, provided that any such election (1) must be made at least 12 months before the date on which benefit payments are scheduled to commence, (2) must be made before the Participant has a Separation from Service, (3) shall not take effect before the date that is 12 months after the date the election is made and accepted by the Committee, (4) does not cause a payment that would otherwise be made in the year of the election to be delayed to a later year, and (5) does not accelerate into the year in which the election is made a payment that is otherwise scheduled to be made in a later year.

(d)           Changes in Payment Elections after 2008.  On or after January 1, 2009, if a Participant wishes to change his or her payment election, the Participant may do so by completing a payment election form approved by the Committee, provided that any such election (i) must be made while the Participant is an active employee of the Company or one of its subsidiaries, (ii) must be made at least 12 months before the date on which any benefit payments as of a fixed date or pursuant to a fixed schedule are scheduled to commence, (iii) shall not take effect until at least 12 months after the date the election is made and accepted by the Committee, and (iv) for payments to be made other than upon death, must provide an additional deferral period of at least five years from the date such payment would otherwise have been made (or in the case of any annuity or installment payments treated as a single payment, five years from the date the first amount was scheduled to be paid).  For purposes of this Plan and clause (iv) above, all annuities or installment payments under this Plan shall be treated as a single payment.

5.8           Withholding; Payroll Taxes.  The Employer shall withhold from payments made hereunder any taxes required to be withheld from a Participant’s wages under applicable federal, state or local tax laws.  However, a Beneficiary may elect not to have withholding for federal income tax purposes pursuant to Section 3405(a)(2) of the Internal Revenue Code, or any successor provision.

5.9           Payment to Guardian.  If a Plan benefit is payable to a minor or a person declared to be incompetent or to a person incapable of handling the disposition of his or her property, the Committee may direct payment of such Plan benefit to the guardian, legal representative or person having the care and custody of such minor or other person.  The Committee may require proof of incompetence, minority, incapacity or guardianship, as it may deem appropriate prior to distribution of the Plan benefit.  Such distribution shall completely discharge the Committee and the Employer from all liability with respect to such benefit.

ARTICLE VI

BENEFICIARY DESIGNATION

6.1           Beneficiary Designation.  Each Participant shall have the right, at any time, to designate any person(s) or entity(ies) as his Beneficiary or Beneficiaries (both primary as well as secondary) to whom benefits under this Plan shall be paid in the event of his death prior to complete distribution to the Participant of the benefits due under the Plan.  Each Beneficiary designation shall be in a written form prescribed by the Committee, and will be effective only when filed with the Committee during the Participant’s lifetime.

6.2           Amendments.  Any Beneficiary designation may be changed by a Participant without the consent of any designated Beneficiary by the filing of a new Beneficiary designation with the Committee.  The filing of a new Beneficiary designation form will cancel all Beneficiary designations previously filed.  If a Participant’s Compensation is community property, any Beneficiary Designation shall be valid or effective only as permitted under applicable law.

6.3           No Participant Beneficiary Designation.  In the absence of an effective Beneficiary Designation, or if all designated Beneficiaries predecease the Participant or die prior to complete distribution of the Participant’s benefits, then the Participant’s designated beneficiary shall be deemed to be the person or persons surviving him in the first of the following classes in which there is a survivor, share and share alike:

(a)           The surviving Spouse;

(b)           The Participant’s children, except that if any of the children predecease the Participant but leave issue surviving, then such issue shall take by right of representation the share their parent would have taken if living; and

(c)           The Participant’s estate.

6.4           Effect of Payment.  The payment to the deemed Beneficiary shall completely discharge the Employer’s obligations under this Plan.

ARTICLE VII

ADMINISTRATION

7.1           Committee; Duties.  This Plan shall be administered by the Committee, which shall consist of not less than three (3) persons appointed by the Board.  The Committee shall have the authority to make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Plan and decide or resolve any and all questions including interpretations of this Plan, as may arise in connection with the Plan.  A majority vote of the Committee members shall control any decision.  Members of the Committee may be Participants under this Plan.

7.2           Agents.  The Committee may, from time to time, employ other agents and delegate to them such administrative duties as it sees fit and may from time to time consult with counsel who may be counsel to the Employer.

7.3           Binding Effect of Decisions.  The decision or action of the Committee in respect of any question arising out of or in connection with the administration, interpretation and application of the Plan and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Plan.

7.4           Indemnity of the Committee.  The Employer shall indemnify and hold harmless the members of the Committee against any and all claims, loss, damage, expense or liability arising from any action or failure to act with respect to this Plan, except in the case of gross negligence or willful misconduct.

ARTICLE VIII

CLAIMS AND REVIEW PROCEDURES

8.1           Claims Procedure.  A Participant or beneficiary (“claimant”) who has not received benefits under the Plan that he or she believes should be paid shall make a claim for such benefits as follows:

(a)           Initiation – Written Claim. The claimant initiates a claim by submitting to the Committee a written claim for the benefits.

(b)           Timing of Committee Response. The Committee shall respond to such claimant within 90 days after receiving the claim. If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

(c)           Notice of Decision. If the Committee denies part or all of the claim, the Committee shall notify the claimant in writing of such denial. The Committee shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Plan on which the denial is based,

(iii)	A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed,

(iv)	An explanation of the Plan’s review procedures and the time limits applicable to such procedures, and

(v)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a) following an adverse benefit determination on review.

8.2           Review Procedure. If the Committee denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Committee of the denial, as follows:

(a)           Initiation – Written Request. To initiate the review, the claimant, within 60 days after receiving the Committee’s notice of denial, must file with the Committee a written request for review.

(b)           Additional Submissions – Information Access. The claimant shall have the opportunity to submit written comments, documents, records and other information relating to the claim as part of the claimant’s written request for review.  The Committee shall also provide the claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant (as defined in applicable ERISA regulations) to the claimant’s claim for benefits.

(c)           Considerations on Review. In considering the review, the Committee shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

(d)           Timing of Committee Response. The Committee shall respond in writing to such claimant within 60 days after receiving the request for review. If the Committee determines that special circumstances require additional time for processing the claim, the Committee can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Committee expects to render its decision.

(e)           Notice of Decision. The Committee shall notify the claimant in writing of its decision on review. The Committee shall write the notification in a manner calculated to be understood by the claimant. If the Committee denies part or all of the claim, the notification shall set forth:

(i)	The specific reasons for the denial,

(ii)	A reference to the specific provisions of the Plan on which the denial is based,

(iii)
A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits,

(iv)	A statement of the claimant’s right to bring a civil action under ERISA Section 502(a), and

(v)
If an internal rule, guideline, protocol or other similar criterion was relied upon in making the adverse determination on review, a statement that a copy of the rule, guideline, protocol or other similar criterion will be provided without charge to the claimant upon request.

ARTICLE IX

TERMINATION, SUSPENSION OR AMENDMENT

9.1           Termination, Suspension or Amendment of the Plan.

(a)           The Board may, in its sole discretion, terminate or suspend this Plan at any time or from time to time, in whole or in part.  A termination of the Plan will not be a distributable event, except in the two circumstances set forth in Section 9.2(b) below.  The Board may amend this Plan at any time or from time to time.  Any amendment may provide different benefits or amounts of benefits from those herein set forth.  However, no such termination, suspension or amendment shall adversely affect the benefits of Participants which have accrued prior to such action or the benefits of any Beneficiary of a Participant who has previously died.  In addition, notwithstanding anything in this Plan to the contrary, the Employer may amend in good faith any terms of this Plan, including retroactively to the extent permitted by law, in order to comply with Section 409A of the Code.

(b)           Termination.  Under no circumstances may the Plan permit the acceleration of the time or form of any payment under the Plan prior to the payment events specified herein, except as provided in this Section 9.2(b).  The Employer may, in its discretion, elect to terminate the Plan in either of the following two circumstances and accelerate the payment of the entire unpaid balance of the Participant’s vested benefits as of the date of such payment in accordance with Section 409A of the Code:

(i)
the Plan is irrevocably terminated at a time that is not proximate to a downturn in the financial health of the Company or the Bank and (1) all arrangements sponsored by the Company and the Bank that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in such arrangements are terminated; (2) no payments are made within 12 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements, other than payments that would be payable under the terms of the arrangements if the termination had not occurred; (3) all payments are made within 24 months of the date the Company and the Bank take all necessary action to irrevocably terminate the arrangements; and (4) neither the Company nor the Bank adopts a new arrangement that would be aggregated with the Plan under Treasury Regulation §1.409A-1(c) if a Participant participated in both arrangements, at any time within three years following the date the Company and the Bank take all necessary action to irrevocably terminate the Plan; or

(ii)
the Plan is terminated within 12 months of a corporate dissolution taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred by each Participant under the Plan are included in the Participant’s gross income in the later of (1) the calendar year in which the termination of the Plan occurs, or (2) the first calendar year in which the payment is administratively practicable.

ARTICLE X

MISCELLANEOUS

10.1           Unfunded Plan.  This Plan is an unfunded plan maintained primarily to provide deferred compensation benefits for a select group of “management or highly-compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore is exempt from the provisions of Parts 2, 3 and 4 of Title I of ERISA.

10.2           Unsecured General Creditor.  Participants and their Beneficiaries, heirs, successors and assigns shall have no legal or equitable rights, interests or claims in any property or assets of the Employer, nor shall they be beneficiaries of, or have any rights, claims or interests in any life insurance policies, annuity contracts or the proceeds therefrom owned or which may be acquired by the Employer.  The Employer’s obligation under the Plan shall be that of an unfunded and unsecured promise of the Employer to pay money in the future.

10.3           Trust Fund.  At its discretion, the Employer may establish one or more trusts, with such trustees as the Board may approve, for the purposes of providing for the payment of benefits owed under the Plan.  Although such a trust shall be irrevocable, its assets shall be held for payment of all the Employer’s general creditors in the event of insolvency or bankruptcy.  To the extent any benefits provided under the Plan are paid from any such trust, the Employer shall have no further obligations to pay them.  If not paid from the trust, such benefits shall remain the obligation of the Employer.

10.4           Nonassignability.  Neither a Participant nor any other person shall have any right to commute, sell, assign, transfer, pledge, anticipate, mortgage or otherwise encumber, transfer, hypothecate or convey in advance of actual receipt the amounts, if any, payable hereunder, or any part thereof, which are, and all rights to which are, expressly declared to be unassignable and non-transferable.  No part of the amounts payable shall, prior to actual payment, be subject to seizure or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by a Participant or any other person, nor be transferable by operation of law in the event of a Participant’s or any other person’s bankruptcy or insolvency.

10.5           Not a Contract of Employment.  The terms and conditions of this Plan shall not be deemed to constitute a contract of employment between the Employer and a Participant, and no Participant (or his Beneficiary) shall have any rights against the Employer except as may otherwise be specifically provided herein.  Moreover, nothing in this Plan shall be deemed to give a Participant the right to be retained in the service of the Employer or to interfere with the right of the Employer to discipline or discharge him at any time.

10.6           Protective Provisions.  A Participant shall cooperate with the Employer by furnishing any and all information requested by the Employer, in order to facilitate the payment of benefits hereunder, and by taking such physical examinations as the Employer may deem necessary and taking such other action as may be requested by the Employer.

10.7           Terms.  Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply; and whenever any words are used herein in the singular or in the plural, they shall be construed as though they were used in the plural or the singular, as the case may be, in all cases where they would so apply.

10.8           Captions.  The captions of the articles, sections and paragraphs of this Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

10.9           Governing Law.  The provisions of this Plan shall be construed and interpreted according to the laws of the State of Pennsylvania.

10.10         Validity.  In case any provision of this Plan shall be held invalid or unenforceable for any reason, such provision shall not affect the remaining parts hereof, and this Plan shall be construed and enforced as if such invalid or unenforceable provision had never been inserted herein.

10.11         Notice.  Any notice or filing required or permitted to be given to the Committee under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail to any member of the Committee or the Secretary of the Employer.  Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.

10.12         Changes in Statutes or Regulations.  If any statutory or regulation provision referenced herein is subsequently changed or re-numbered, or is replaced by a separate provision, then the references in this Plan to such statutory or regulatory provision shall be deemed to be reference to such section as amended, re-numbered or replaced.

10.13         Successors.  The provisions of this Plan shall bind and inure to the benefit of the Employer and its successors and assigns.  The term successors as used herein shall include any corporate or other business entity which shall, whether by merger, consolidation, purchase or otherwise acquire all or substantially all of the business and assets of the Employer, and successors of any such corporation or other business entity.

IN WITNESS WHEREOF, and pursuant to a resolution of the Board of Directors of the Company, the Company has caused this Plan to be executed by its duly authorized officers effective as of November 20, 2007.

ESB FINANCIAL CORPORATION:

By:	/s/ William B. Salsgiver
William B. Salsgiver, Chairman

By:	/s/ Frank D. Martz
Frank D. Martz, Secretary

By execution hereof, ESB Bank consents to and agrees to be bound by the terms and conditions of this Plan.

ESB BANK:

By:	/s/ Frank D. Martz
Frank D. Martz, Secretary